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                   South Jersey Financial Corporation, Inc.



                                August 12, 1999



Committee to Preserve Shareholder Value
c/o  Lawrence B. Seidman, Esq.
100 Misty Lane
Parsippany, New Jersey 07054

Dear Committee:

     The purpose of this letter is to set forth the terms of an agreement between South Jersey Financial Corporation, Inc. (the "Company") and you and other members of the South Jersey Financial Corporation, Inc. Committee to Preserve Shareholder Value (the "Committee") as to the matters set forth herein. The Committee consists of: Seidman and Associates, L.L.C.; Seidman and Associates II, L.L.C.; Seidman Investment Partnership, L.P.; Seidman Investment Partnership II, L.P.; Kerrimatt LP; Federal Holdings L.L.C.; Lawrence B. Seidman; Benchmark Partners, LP; Richard Whitman; and Lorraine DiPaolo.

     The Company agrees to cease its active solicitation encouraging shareholders not to vote for Lawrence B. Seidman and Richard Baer.

     In addition, following the 1999 Annual Meeting, the Company will take such action as may be necessary to add Seidman as a director of South Jersey Savings and Loan Association (the "Bank") for a term to expire in 2002.

     It is further agreed:

          (i) That as indicated in the Committee's proxy statement for the 1999 Annual Meeting, the Committee will vote all of the Company's stock owned by the Committee as of the July 9, 1999 record date for the 1999 Annual Meeting of Stockholders in favor of the election of Gregory M. DiPaolo to the Board of Directors of the Company at the 1999 Annual Meeting of Shareholders, as well as in favor of Seidman and Baer.

          (ii) The Board of Directors of the Company will propose at a Special Meeting of the Company, which shall be held on or about February 13, 2000, ("Special Meeting") two stock-based compensation plans -- a stock option plan and a restricted stock plan ("RRP") (collectively, the "Plans"), generally as described in the prospectus for the Company's initial public offering. Such Plans will provide for accelerated vesting of the benefits allocated under the Plans in the event of a control change or retirement. For purposes of this paragraph, retirement shall mean ceasing to be a director, employee or officer of the Company or the Bank, other than removal for cause. The
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South Jersey Financial Corporation, Inc.
August 12, 1999
Page 2

          Committee will vote all shares of stock of the Company beneficially owned by any of them as of the record date for the Special Meeting in favor of the Plans. All employees and members of the Board of the Company and Bank, including Seidman and Baer, will be permitted to participate in the stock option plan; however, participation in the RRP will be limited to all employees and all directors of the Company and Bank as of the date of this Agreement. Allocations to any one officer will be limited to a maximum of 25% of each of the two respective plans and director allocations may be made in amounts not to exceed 5% per director of each of the respective Plans. The number of shares that may be allocated under the RRP shall be determined by dividing the lesser of the per share closing price of the Company's Common Stock on the date hereof or on the date shareholders approve the RRP with and into $1,517,372.

          (iii) Prior to the conduct of the Special Meeting referred to in paragraph (ii) above, (provided such meeting is conducted before any annual meeting of stockholders held after the 1999 annual meeting scheduled to be held on August 18, 1999), the Committee will not engage in a solicitation in opposition to management of the Company or submit any of their own proposals for stockholder approval without prior Board approval. Nothing contained in this paragraph shall be interpreted to prohibit Seidman from voting, as a director, in such manner as he deems appropriate on any matter which may come before the Board of Directors or any committee of the Company or the Bank, nor shall the same prohibit him from including in any disclosure by the Company under the Securities Exchange Act of 1934, any statement explaining his vote if he is required to include such an explanation in such disclosure.

          (iv) The Committee concurs that, subject to whatever fiduciary duties may exist as required by the Employee Retirement Income Security Act, as amended, unallocated ESOP shares and unallocated RRP shares may be voted in accordance with the terms of the plans, which generally provide, or will provide, that unallocated shares will be voted pro rata in the same percentage as the votes cast by the holders of allocated shares who exercise their right to direct the voting of allocated shares.

          (v) The Committee will not take any action indirectly, or induce any other person or entity to take any action which, if taken directly by the member of the Committee, would be in violation of this Agreement, nor will the Committee take any action which would reasonably be anticipated to thwart any of the provisions of this Agreement. All the members of the Committee individually shall be personally bound by the provisions of this Agreement which by their terms are applicable to the Committee. The members of the Committee agree not to seek to use the press or other public pronouncements to publicly air disputes with the Company through and including February 28, 2000.

          (vi) The Committee acknowledges that all of the members of the Committee and anyone acting in concert with or affiliated with any member of the Committee are set
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South Jersey Financial Corporation, Inc.
August 12, 1999
Page 3

          forth in the first paragraph of this Agreement.

          (vii) Seidman hereby agrees and warrants that he has the authority to bind all of the members of the Committee, other than those who have signed below, to this Agreement and that by his signature below he binds himself and all of such other members of the Committee.

          (viii) Robert Colacicco warrants that he has been authorized to enter into this agreement by the Board of Directors of the Company.

          (ix) The Company and each member of its Board of Directors and each of the members of the Committee (each, a "Released Party") agree to irrevocably and unconditionally release each Released Party from any claims any Released Party may have against another Released Party arising out of the proxy solicitations that the Company and the Committee pursued in connection with the Company's 1999 Annual Meeting of Stockholders.

                                   Very truly yours,

                                   South Jersey Financial Corporation, Inc.


                                   By: /s/ Robert J. Colacicco
                                       -------------------------------------
                                       Robert J. Colacicco
                                       President and Chief Executive Officer


Lawrence B. Seidman, personally and as agent for the persons and entities who are members of the Committee as named in paragraph 1 of this Agreement, other than those for whom separate signatures are provided below.


/s/ Richard Whitman
--------------------------
Richard Whitman, personally and on
behalf of Benchmark Partners, LP

/s/ Lorraine Di Paolo
--------------------------
Lorraine Di Paolo